Exhibit 4.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATION OF

THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL, AND OTHER SPECIAL RIGHTS AND

QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

OF

CLASS D CONVERTIBLE PREFERRED UNITS

March 12, 2014

ATLAS PIPELINE PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act and its Limited Partnership Agreement, does hereby state and certify that, pursuant to the authority expressly vested in ATLAS PIPELINE PARTNERS GP, LLC, its general partner (the “General Partner”), the General Partner duly adopted the following resolution, which remains in full force and effect as of the date hereof:

RESOLVED, the Certificate of Designation of the Class D Convertible Preferred Units of the Partnership dated as of May 7, 2013 (the “Certificate of Designation”), be and hereby is amended as follows:

Section 1 of the Certificate of Designation is amended to increase the number of units designated as the Class D Convertible Preferred Units from Thirteen Million, Four Hundred and Forty-Five Thousand, Three Hundred and Thirty-Eight (13,445,383) to Sixteen Million (16,000,000).

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed as of the date first above written.

ATLAS PIPELINE PARTNERS, L.P.

By: ATLAS PIPELINE PARTNERS GP, LLC, its general partner

By:	/s/ Robert W. Karlovich III
Name:	Robert W. Karlovich, III
Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to APL Class D Certificate of Designation]